Exhibit 99.1

AGL RESOURCES INC.

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

AGL Resources Inc. (the “Company”) originally established the AGL Resources Inc. Employee Stock Purchase Plan (the “Plan”) effective as of January 1, 2002. The Plan was originally adopted by the Board of Directors of the Company on October 30, 2001 with an initial term of four years, expiring on January 31, 2005. At its meeting on December 1, 2004 the Board of Directors of the Company adopted an amendment to the Plan to extend the term of Plan until January 31, 2015. The Plan was restated, effective November 1, 2006, to amend the Offering Periods under the Plan, and restated again, effective October 29, 2007, to change the Plan’s record keeper and custodian. This restatement of the Plan is effective as of February 8, 2011, contingent upon shareholder approval.

ARTICLE 1

PURPOSE

The purpose of this AGL Resources Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its Subsidiaries an opportunity to purchase shares of Common Stock of the Company at a discount from market prices through accumulated payroll deductions, thereby encouraging and increasing employee ownership of the Company’s Common Stock.

It is the intention of the Company that the Plan not be subject to the Employee Retirement Income Security Act of 1974, as amended, and that the Plan not qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, or any successor legislation.

ARTICLE 2

DEFINITIONS

The following words and phrases as used in this Plan shall have the meanings set forth in this Article unless a different meaning is clearly required by the context:

2.1 Administrative Committee means the committee appointed by the Board to administer the Plan pursuant to Article 9.

2.2 Board means the Board of Directors of the Company.

2.3 Change of Control shall mean the earliest of the following to occur:

(a) the date any one person, or more that one person acting as a group (as determined under Treasury Regulation 1.409A-3(i)(5)(v)(B), a “Group”), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. If any one person or Group is considered to own more than 50% of the total fair market value or total voting power of the Company, the acquisition of additional control of the Company by the same person or Group is not considered to cause a Change in Control of the Company;

(b) the date any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

(c) the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or

(d) the date that any one person or Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is intended that there will be a Change in Control under the Plan only to the extent such event or transaction would constitute a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5) and thus the provisions of the definition of Change in Control shall be applied and interpreted consistent with the provisions of such Treasury Regulation, as amended from time to time; recognizing however, that the definition of Change in Control in the Plan may be more restrictive in certain respects than the definition contained in Treasury Regulation Section 1.409A-3(i)(5).

2.4 Common Stock means the $5.00 par value per share common stock of the Company.

2.5 Company means AGL Resources Inc., a Georgia corporation.

2.6 Custodian means Wells Fargo Shareowner Services, whose principal offices are located at 161 North Exchange South St. Paul, MN 55075-1139, or such other person as the Administrative Committee shall designate from time to time to serve as record keeper and custodian under the Plan.

2.7 Determination Date means the last Trading Day of each Offering Period.

2.8 Eligible Employee means any individual who is a regular full-time employee of the Company or any Subsidiary who regularly works 36 or more hours per week, who has reached the age of 21 and completed 30 days of employment.

2.9 Exchange Act means the Securities Exchange Act of 1934, as amended, or any successor legislation.

2.10 Exercise Date means, with respect to an Offering Period, the first Trading Day following the Determination Date of such Offering Period or as soon as practicable thereafter.

2.11 Exercise Price means, with respect to any Offering Period, eighty-five percent (85%) of the value of a share of the Common Stock, which value shall be determined as the weighted average of the Fair Market Value of the Common Stock, over one or more days in the ten-day period beginning on the Exercise Date of the applicable Offering Period, over which the Administrative Committee purchases shares of the Common Stock for issuance pursuant to the exercise of options under the Plan. The Administrative Committee’s determination of the Exercise Price in accordance with the foregoing shall be final and binding. Notwithstanding the foregoing, in no case shall the Exercise Price for an Offering Period be less than eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Exercise Date.

2.12 Fair Market Value means, as of any date, the actual purchase price paid for the Common Stock on such date. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrative Committee.

2.13 Former Participant means a Participant whose participation in the Plan has terminated pursuant to the terms of Article 8, and who has not recommenced participation in the Plan.

2.14 Grant Date means the first Trading Day of each Offering Period.

2.15 Offering Period means the four quarterly offerings of the Common Stock each calendar year, as follows:

(a) the first offering being during the period commencing on March 1 and ending on May 31 of such year;

(b) the second offering being during the period commencing on June 1 and ending on the August 31 of such year;

(c) the third offering being during the period commencing on September 1 and ending on the November 30 of such year; and

(d) the fourth offering being during the period commencing on December 1 of such year and ending on February 28 of the next calendar year.

2.16 Participant means an Eligible Employee who elects to participate in the Plan pursuant to Section 3.2.

2.17 Plan means this AGL Resources Inc. Employee Stock Purchase Plan.

2.18 Plan Account means an account for the benefit of a Participant comprised of two subaccounts. The first subaccount shall be maintained by the Company for the purpose of recording and crediting payroll deductions on behalf of such Participant, and the second subaccount shall be maintained by the Custodian for the purpose of recording and crediting the shares of Common Stock purchased for such Participant.

2.19 Reserves has the meaning given that term in Section 12.1.

2.20 Rule 16b-3 means Rule 16b-3 promulgated under the Exchange Act, or any successor provision.

2.21 Subsidiary means any corporation (or other form of business association that is treated as a corporation for tax purposes), domestic or foreign, of which shares (or other ownership interests) having more than fifty percent (50%) of the voting power are owned or controlled, directly or indirectly, by the Company. All Subsidiaries of the Company are designated by the Administrative Committee as eligible to participate in the Plan except those listed on Exhibit A hereto, which may be amended by the Administrative Committee from time to time.

2.22 Trading Day means any day on which the New York Stock Exchange (or any other established stock exchange or national market system the Administrative Committee deems appropriate) is open for trading.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. All Eligible Employees are eligible to participate in the Plan.

3.2 Enrollment Procedures. An Eligible Employee may elect to participate in the Plan by complying with the Company’s procedures for enrolling in the Plan as established and in effect from time to time, which may include, but are not limited to, completing and filing with the Company or the Custodian an enrollment form authorizing payroll deductions from such employee’s compensation or responding to enrollment procedures set forth in an automated voice response system or Internet site maintained by the Custodian. Enrollment for any Offering Period shall be completed no later than the twenty-fifth (25th) day of the calendar month immediately preceding the Grant Date of such Offering Period.

3.3 Director Participation. Members of the Board who are Eligible Employees may participate in the Plan; provided, however, that (i) any such member of the Board may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan, and (ii) no such member of the Board may be a member of the Administrative Committee.

ARTICLE 4

STOCK SUBJECT TO THE PLAN

Eight Hundred Thousand (800,000) shares of Common Stock shall be available for purchase under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Article 12. Shares of Common Stock subject to options and any other provision of the Plan will consist of shares of Common Stock purchased in the open market. The Board may make available additional shares of Common Stock for purchase under the Plan from time to time. If on a given Exercise Date the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available for purchase, the Company or the Custodian shall make a pro rata allocation of the remaining shares available for purchase in as uniform a manner as shall be practicable and equitable, and the Company shall refund to Participants any accumulated payroll deductions held by the Company on their behalf not used to purchase shares of Common Stock.

ARTICLE 5

PAYROLL DEDUCTIONS

5.1 Elections. At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made for each pay period during the Offering Period. Payroll deductions shall be made in one-dollar ($1.00) increments and in a minimum amount of twenty-five dollars ($25.00) and a maximum amount of nine hundred sixty dollars ($960.00) per pay period. A Participant may make a separate payroll deduction election in one-dollar ($1.00) increments and in a minimum amount of twenty-five dollars ($25.00) with respect to such Participant’s compensation under the Company’s Annual Team Performance Incentive Plan (or a successor to such plan) or under any annual bonus or incentive compensation plan maintained by a Subsidiary. Payroll deductions shall be on an after-tax basis and shall be subject to the following conditions:

(a) The aggregate payroll deductions for any Participant for all Offering Periods during any calendar year, including any deductions with respect to any annual incentive compensation plan, shall not exceed the sum of twenty-five thousand dollars ($25,000);

(b) The total amount of payroll deductions during any pay period shall not exceed the total amount of a Participant’s pay for such pay period, net of any other applicable deductions; and

(c) If a Participant has authorized payroll deductions in an amount equal to or greater than the minimum amount and, due to extraordinary circumstances occurring during any one pay period (e.g., temporary reduction in number of hours worked, change in status of employment to short-term disability, etc.), such Participant’s net pay for such period is insufficient to permit deductions in the authorized amount, such Participant’s total net pay for such pay period shall be deducted and held in accordance with the provisions of Section 5.2.

5.2 Crediting of Contributions. Each Participant’s payroll deductions will be held by the Company in accordance with the provisions of Article 11 pending application to the purchase of shares of Common Stock and crediting of same to such Participant’s Plan Account. A Participant may not make payments or contributions to purchase shares of Common Stock in addition to amounts contributed through payroll deductions. Except for shares of Common Stock credited to a Participant’s Plan Account upon purchase hereunder, a Participant may not transfer or deposit shares of Common Stock to such Participant’s Plan Account. No interest shall be paid on any amounts held by the Company from time to time pending application to the purchase of shares of Common Stock on behalf of a Participant.

5.3 Election Changes. Subject to the provisions of Article 8, a Participant may change the amount of payroll deductions by complying with the Company’s procedures for effecting such changes as established and in effect from time to time, which may include, but are not limited to, completing and filing with the Company or the Custodian a change form authorizing a change in the amount of payroll deductions from such employee’s compensation or responding to payroll deduction change procedures set forth in an automated voice response system or Internet site maintained by the Custodian. Any such change must be received no later than the twenty-fifth (25th) day of the calendar month immediately preceding the next applicable Grant Date and shall become effective for the Offering Period during which such Grant Date occurs.

5.4 Continuation of Elections. So long as a Participant remains an Eligible Employee, payroll deductions will continue in effect from Offering Period to Offering Period unless the Participant elects a different rate of payroll deductions in accordance with the provisions of Section 5.3 or terminates participation in the Plan in accordance with the provisions of Article 8.

ARTICLE 6

OPTION AND PURCHASE OF COMMON STOCK

6.1 Option to Purchase Shares. Subject to the provisions of Section 6.2, on each Grant Date of each Offering Period, each Participant shall be deemed to have been granted an option to purchase on the following Exercise Date a number of whole and fractional shares (computed to three (3) decimal places) of Common Stock equal to the quotient of (i) the balance of funds held by the Company on behalf of such Participant pending application to the purchase of shares of Common Stock as of such Exercise Date, divided by (ii) the Exercise Price.

6.2 Limit for Certain Participants. No Participant shall be granted an option to purchase shares of Common Stock on any Grant Date if such Participant, immediately after the option is granted, owns stock constituting five percent (5%) or more of the Company’s outstanding Common Stock or five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this Section 6.2, the rules of Section 424(d) of the Internal Revenue Code of 1986, as amended (relating to attribution of stock ownership), shall apply in determining the stock ownership of the Participant, and stock that the Participant may purchase under outstanding options shall be treated as stock owned by such Participant.

6.3 Exercise of Options. Unless a Participant terminates participation in the Plan in accordance with the provisions of Article 8, such Participant’s option to purchase shares of Common Stock during an Offering Period will be exercised automatically on the Exercise Date, and the maximum number of full and/or fractional shares (computed to three (3) decimal places) of Common Stock shall be purchased for such Participant at the applicable Exercise Price and credited to such Participant’s Plan Account. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by the Participant.

6.4 Account Statement. As soon as practicable after each Exercise Date, the Company shall deliver or shall cause the Custodian to deliver a statement to the Participant regarding such Participant’s Plan Account, which may include, among other things and to the extent necessary and appropriate: (i) the name and address of the Company and the Participant; (ii) the amount of payroll deductions withheld by the Company on behalf of such Participant; (iii) the Exercise Price and Fair Market Value for the Offering Period corresponding to such Exercise Date; (iv) the date of purchase; (v) the number of full and fractional shares of Common Stock purchased; (vi) the balance of shares of Common Stock in the Participant’s Plan Account; and (vii) current and year-to-date dividend reinvestment information.

ARTICLE 7

RIGHTS AS A SHAREHOLDER

7.1 Crediting and Issuance of Shares. As promptly as practicable after each Exercise Date, a Participant shall be treated as the beneficial owner of the shares of Common Stock purchased for such Participant pursuant to the Plan, and such shares shall be credited to the Plan Account maintained for the benefit of the Participant by the Custodian. A Participant may request that a stock certificate for all or a portion of the whole shares of Common Stock credited to the Participant’s Plan Account be issued. A cash payment shall be made for any fraction of a share of Common Stock in the Plan Account, if necessary to close the Plan Account.

7.2 Ownership of Shares. A Participant shall have all ownership rights with respect to the number of shares of Common Stock credited to the Plan Account, including the right to vote such shares of Common Stock and to receive dividends or other distributions, if any. Any dividends or distributions that may be declared on such shares by the Board will be reinvested (without any discount) by the Custodian in additional shares of Common Stock for the Participant on or promptly following such dividend payment date or distribution date pursuant to the terms of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (“Resources Direct”). All such shares purchased through reinvestment of dividends or distributions will be credited to the Participant’s Plan Account.

7.3 Sale of Shares. In the event that a Participant elects to sell any shares of Common Stock purchased under the Plan or transfer any such shares to a general brokerage account maintained for the benefit of such Participant, the Participant shall be responsible for the payment of any applicable brokerage fees and associated costs related to such sale or transfer. Within ten (10) business days after receipt of instructions from a Participant, the Custodian will sell at open market through an independent brokerage organization all or any portion of the shares held in the Participant’s Plan Account, but none of the Company, the Board, nor the Administrative Committee shall be liable for any delay in the execution of such request. Each Participant shall bear the risk of stock price fluctuations between the time such Participant places an order to sell and the time the shares of Common Stock are actually sold. As soon after the sale as is practicable, the Custodian will mail (by U.S. first class mail) to the Participant a check representing the proceeds from the sale of the shares, net of brokerage fees and transfer taxes incurred in connection with effecting such sale. The brokerage fees generally are negotiated for each sale and vary upon the number of shares sold.

ARTICLE 8

TERMINATION OF CONTRIBUTIONS OR PARTICIPATION

8.1 Revocation by Participant. A Participant may, at any time and for any reason, voluntarily revoke his or her contributions into the Plan by complying with the Company’s procedures for revoking a payroll deduction election as established and in effect from time to time, which may include, but are not limited to, delivering written notification of revocation to the Company or the Custodian or responding to revocation procedures set forth in an automated voice response system or Internet site maintained by the Custodian. Any such revocation will become effective, and payroll deductions will cease to be made on behalf of such Participant, as soon as practicable following receipt by the Company of notice of revocation. All payroll deductions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be used to purchase shares of Common Stock on the Exercise Date corresponding to the Offering Period during which such revocation occurs, and the purchased shares shall be allocated to the Participant’s Plan Account. A Participant’s revocation of his election to contribute into the Plan will not have any effect upon the Participant’s eligibility to participate in the Plan during any succeeding Offering Periods commencing after termination of the Offering Period during which the Participant so elects to revoke or in any similar plan which may hereafter be adopted by the Company

8.2 Change in Employment Status. A Participant’s contributions in the Plan will be terminated upon a change in the employment status of a Participant that results in the Participant no longer being an Eligible Employee. In such event, authorized payroll deductions shall cease as of the date of such change of status, and all payroll deductions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be used to purchase shares of Common Stock on the Exercise Date corresponding to the Offering Period during which such change of status occurs, and the purchased shares shall be allocated to the Participant’s Plan Account.

8.3 Termination of Employment. In the event of a Participant’s termination of employment (for any reason, including death and disability), authorized payroll deductions shall cease as of the date of such termination, and all payroll deductions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be refunded to the Participant, without interest, as soon as practicable following such termination; however, if such termination occurs without sufficient time to process same prior to the Exercise Date corresponding to the Offering Period during which such termination occurs (generally the twenty-fifth (25th) day of the calendar month immediately preceding the month in which such Exercise Date occurs), all such accumulated payroll deductions will be applied to purchase shares of Common Stock on the Exercise Date corresponding to the Offering Period during which such termination occurs; provided, however, that the Administrative Committee may determine, in the exercise of its sole discretion and on a case-by-case basis, to refund any such accumulated payroll deductions if necessary to avoid financial hardship on the part of such Participant.

8.4 Plan Accounts of Former Participants. The shares of Common Stock credited to a Former Participant’s Plan Account shall remain therein or be withdrawn therefrom as follows:

(a) If such Former Participant’s contributions into the Plan are terminated due to revocation under Section 8.1 or due to the change in employment status under Section 8.2, then all shares of Common Stock credited to such Former Participant’s Plan Account shall automatically remain therein, subject to the provisions of Article 7 and Section 14.2; and

(b) If such Former Participant’s participation in the Plan is terminated due to a termination of employment under Section 8.3, all shares of Common Stock credited to such Former Participant’s Plan Account shall automatically be transferred to a shareholder account maintained by the Company’s transfer agent for the benefit of the Former Participant. The Company will not be responsible for the payment of any fees related to the maintenance of such Former Participant’s individual shareholder account with the transfer agent.

ARTICLE 9

ADMINISTRATION

9.1 Administration by Administrative Committee.

(a) The Plan shall be administered and interpreted by the Administrative Committee. Subject to the express provisions of the Plan, the Administrative Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be final, binding and conclusive.

(b) Neither the Administrative Committee nor the Company will be liable for any act performed in good faith or as required by applicable securities law or for any omission to act made in good faith, including without limitation, any claim of liability arising out of failure to terminate a Participant’s Plan Account upon the Participant’s death prior to the receipt of notice in writing of such death.

9.2 Appointment of Administrative Committee. The Board shall appoint the Administrative Committee to serve at the pleasure of the Board. The Board from time to time may remove members from, or add members to, the Administrative Committee and shall fill all vacancies thereon. The Administrative Committee shall at all times be composed of at least one member.

9.3 Delegation by Administrative Committee. Unless prohibited by applicable law or the applicable rules of a stock exchange, the Administrative Committee may delegate all or some of its responsibilities and powers to any one or more of its members. In addition, the Administrative Committee may delegate all or some of its responsibilities and powers to any person or persons it selects. The Administrative Committee may revoke any such delegation at any time.

9.4 Rule 16b-3 Limitation. Notwithstanding any provisions of the Plan to the contrary, in the event that Rule 16b-3 provides specific requirements for administrators of plans such as the Plan, the Plan shall only be administered by such body and in such manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not a “Non-Employee Director” or to the Administrative Committee or any other committee of the

Board that is not composed of “Non-Employee Directors”, as such term is defined in Rule 16b-3. Persons who are “affiliates” of the Company (as defined under the Exchange Act) may not acquire or dispose of any shares of Company Stock without prior notification to the Company.

ARTICLE 10

TRANSFERABILITY

Neither payroll deductions withheld by the Company on behalf of a Participant pending application to the purchase of shares of Common Stock nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by such Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be of no force and effect.

ARTICLE 11

APPLICATION OF FUNDS

All payroll deductions of a Participant withheld by the Company under the Plan may be commingled with the general funds and assets of the Company and used by the Company for any corporate purpose, and the Company shall not be obligated to segregate any such payroll deductions.

ARTICLE 12

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

12.1 The number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock that have been made available for purchase under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, reorganization, recapitalization, rights offering or any other similar event. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

12.2 In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Determination Date (the “New Determination Date”) and a new Exercise Date (the “New Exercise Date”) and shall terminate prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Administrative Committee in its sole discretion. The New Exercise

Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrative Committee shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Exercise Date, (i) that the Determination Date and the Exercise Date for the Participant’s option have been changed to the New Determination Date and the New Exercise Date, respectively, and (ii) that the Participant’s option shall be exercised automatically on the New Exercise Date unless the Participant has terminated participation in the Plan prior to such date and accumulated payroll deductions withheld by the Company on behalf of such Participant have been returned to such Participant in accordance with the provisions of Article 8.

12.3 In the event of a Change of Control of the Company, the Administrative Committee may take such action as it deems necessary including, without limitation, (i) providing that each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation, (ii) setting a New Exercise Date and a New Determination Date for the Offering Period then in progress, terminating such Offering Period on such New Exercise Date and terminating the Plan on or at any time after such New Exercise Date, or (iii) making provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, in the event of such consolidation or merger. In the event the Administrative Committee elects to set a New Exercise Date and a New Determination Date in accordance with clause (ii) of the preceding sentence, the New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrative Committee shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Exercise Date, (i) that the Determination Date and the Exercise Date for the Participant’s option have been changed to the New Determination Date and the New Exercise Date, respectively, and (ii) that the Participant’s option shall be exercised automatically on the New Exercise Date unless the Participant has terminated participation in the Plan prior to such date and accumulated payroll deductions withheld by the Company on behalf of such Participant have been returned to such Participant in accordance with the provisions of Article 8.

ARTICLE 13

AMENDMENT OR TERMINATION

The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Article 13, no such termination or amendment shall affect options previously granted or adversely affect the rights of any Participant with respect thereto. Without regard to whether any Participant’s rights may be considered to have been “adversely affected”, the Board may amend the Plan prospectively, among other things, to change the Offering Period, the Grant Date or the Exercise Date, to increase the Exercise Price or limit the frequency and/or number of changes in the amount of payroll deductions withheld during an Offering Period, to change the provisions regarding liability of the Company for payment of any costs, expenses or fees incurred in connection with the administration and maintenance of the Plan, to establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with payroll deductions withheld from such Participant’s compensation, and to establish such other limitations or procedures as the Board determines in its sole discretion to be necessary or advisable and which are consistent with the Plan. In addition, to the extent necessary to comply with any tax or securities law or regulation, the Company shall obtain shareholder approval in such manner and to such degree as so required.

ARTICLE 14

MISCELLANEOUS

14.1 Effective Date and Term of Plan. The Plan became effective as of January 1, 2002, and the original term of the plan was to expire on January 31, 2005. Prior to the expiration of the Plan, the Board authorized, subject to approval by the Company’s shareholders, an amendment to the Plan to extend it term until January 31, 2015, which amendment was approved by the Company’s shareholders on April 27, 2005. Accordingly, the Plan shall continue in effect until January 31, 2015, unless earlier terminated in accordance with the provisions of Article 13.

14.2 Costs. The costs, expenses and fees incurred in connection with the purchase of shares of Common Stock under the Plan, the general administration of the Plan and the maintenance of the Plan Accounts with the Custodian will be paid by the Company. Any brokerage fees and associated costs related to a sale by a Participant of shares of Common Stock or a transfer of shares of Common Stock to an individual registered shareholder account maintained by the Company’s transfer agent or a general brokerage account for the benefit of such Participant, and any other fees and expenses under the Plan shall be paid by such Participant.

14.3 Taxes. At the time an option to purchase shares of Common Stock is exercised, a Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations which arise upon the exercise of the option. At any time, the Company may withhold from a Participant’s compensation or other amounts payable to such Participant the amount necessary for the Company to meet applicable withholding obligations (regardless of whether such person at the time continues to participate or be eligible to participate in the Plan, and regardless of whether or not such person at the time continues to be employed by the Company or any Subsidiary) the amount necessary for the Company to meet applicable withholding obligations.

14.4 Effect on Employment. Participation in the Plan will not impose any obligation upon the Company or any Subsidiary to continue the employment of a Participant for any specific period of time and will not affect the right of the Company or any Subsidiary to terminate a Participant’s employment at any time, with or without cause. Any income a Participant may realize as a result of participation in the Plan shall not be considered as a part of such Participant’s compensation for the calculation of any other pay, allowance, pension or other benefit unless otherwise required under other benefit plans provided by the Company or its Subsidiaries or required by law or contractual obligation of the Company or its Subsidiaries.

14.5 Compliance with Law.

(a) Notwithstanding any other provision of the Plan, options to purchase shares of Common Stock under the Plan shall not be exercisable or exercised, and shares of Common Stock shall not be issued with respect to any such option, unless the exercise of such option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

(b) Without limiting the generality of the foregoing, the terms and conditions of all options granted under the Plan to, and the purchase of all shares of Common Stock by, any Participant subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. The Plan and any options thereunder shall be deemed to contain, and the shares issued upon exercise of such options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to transactions under the Plan.

14.6 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for receipt thereof. All notices and other communications to any Participant required hereunder shall be made to the address maintained on the Company’s payroll records.

14.7 Governing Law. The Plan and any rules and relations relating to the Plan will be governed by, and construed in accordance with, the laws of the State of Georgia without giving effect to principles of conflicts of laws, and applicable Federal law. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, or any successor legislation.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Plan to be executed by its duly authorized officer, this 8th day of February, 2011.

AGL RESOURCES INC.

By:	/s/ MELANIE M. PLATT
Melanie M. Platt
Senior Vice President

EXHIBIT A

Excluded Subsidiaries

NONE (All Subsidiaries of the Company are participating as of January 1, 2002)